                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [X] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 PANAVISION INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   (1)  Title of each class of securities to which transaction applies:

   -----------------------------------------------------------------------------
   (2)  Aggregate number of securities to which transaction applies:

   -----------------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   -----------------------------------------------------------------------------
   (4)  Proposed maximum aggregate value of transaction:

   -----------------------------------------------------------------------------
   (5)  Total fee paid:

   -----------------------------------------------------------------------------
   [ ]  Fee paid previously with preliminary materials.

   -----------------------------------------------------------------------------
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

   -----------------------------------------------------------------------------
   (1)  Amount Previously Paid:

   -----------------------------------------------------------------------------
   (2)  Form, Schedule or Registration Statement No.:

   -----------------------------------------------------------------------------
   (3)  Filing Party:

   -----------------------------------------------------------------------------
   (4)  Date Filed:

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

                                 PANAVISION INC.
                               6219 DE SOTO AVENUE
                        WOODLAND HILLS, CALIFORNIA 91367
                                TEL: 818-316-1000



                                                 April 8, 2002



To Our Stockholders:

         You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Panavision Inc. to be held at the Hotel Plaza Athenee, 37 East 64th Street, New York, New York, on Thursday, May 16, 2002, at 10:00 a.m. local time.

         The business of the meeting will be to elect directors and ratify the selection of independent auditors for 2002. Information on each of these matters can be found in the accompanying Proxy Statement.

         While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope as soon as conveniently possible.

                                         Sincerely,



                                         John S. Farrand
                                         President and Chief Executive Officer

                                 PANAVISION INC.
                               6219 DE SOTO AVENUE
                        WOODLAND HILLS, CALIFORNIA 91367
                                TEL: 818-316-1000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Panavision Inc.:

         Notice is hereby given that the 2002 Annual Meeting of Stockholders of Panavision Inc., a Delaware corporation (the "Company"), will be held on the 16th day of May 2002 at 10:00 a.m., local time, at the Hotel Plaza Athenee, 37 East 64th Street, New York, New York, for the following purposes:

         1. To elect the nominees for the Board of Directors of the Company to serve until the next annual meeting and until such directors' successors are duly elected and shall have qualified.

         2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2002.

         3. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

         A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 25, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 6219 De Soto Avenue, Woodland Hills, California 91367, at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

         To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Since proxies may be revoked at any time, any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

                                      By Order of the Board of Directors

                                      PANAVISION INC.

April 8, 2002

                 PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
                  PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
                   THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
                         IN ACCORDANCE WITH YOUR WISHES.

                      ------------------------------------

                                 PANAVISION INC.

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 2002

                      ------------------------------------

         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Panavision Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 2002 Annual Meeting of Stockholders to be held on the 16th day of May 2002 at 10:00 a.m., local time, at the Hotel Plaza Athenee, 37 East 64th Street, New York, New York, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about April 10, 2002.

         At the Annual Meeting, the Company's stockholders will be asked: (1) to elect the nominees for the Board of Directors of the Company until the Company's next annual meeting and until such directors' successors are duly elected and shall have qualified: Ronald O. Perelman, Philip E. Beekman, Donald G. Drapkin, John S. Farrand, Edward Grebow, James R. Maher, Martin D. Payson and Kenneth Ziffren; (2) to ratify the selection of Ernst & Young LLP as the Company's independent auditors for 2002; and (3) to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

         The principal executive offices of the Company are located at 6219 De Soto Avenue, Woodland Hills, California 91367 and the telephone number is 818-316-1000.

SOLICITATION AND VOTING OF PROXIES; REVOCATION

         All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election of the nominees for the Board of Directors of the Company identified in this Proxy Statement and FOR the ratification of Ernst & Young LLP as the Company's auditors. The submission of a signed proxy will not affect a stockholder's right to attend, or vote in person at, the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 6219 De Soto Avenue, Woodland Hills, California 91367, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

         The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

RECORD DATE; OUTSTANDING SHARES; VOTING AT THE ANNUAL MEETING

         Only holders of record of the Company's voting stock (the "Voting Stock"), at the close of business on March 25, 2002 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 10,151,609 shares of Voting Stock consisting of 8,769,919 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), each of which is entitled to one vote and 1,381,690 shares of the Company's Series A Non-Cumulative Perpetual Participating Preferred Stock, par value $0.01 per share (the "Preferred Stock"), each of which is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Voting Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Any stockholder present (including broker non-votes) at the Annual Meeting but who abstains from voting shall be counted for purposes of determining whether a quorum exists. With respect to all matters considered at the Annual Meeting (other than the election of directors), an abstention (or broker non-vote) has the same effect as a vote against the proposal. Abstentions from voting on the election of directors (including broker non-votes) will have no effect on the outcome of the vote.

         The affirmative vote of a plurality of the votes cast is required to elect the nominees for the Board of Directors of the Company. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy is required to ratify the selection of Ernst & Young LLP.

         PVI Acquisition Corp. ("PVI Acquisition"), which beneficially owns 7,320,225 shares of the outstanding Common Stock and 1,381,690 shares of the outstanding Preferred Stock, which in the aggregate is approximately 85.72% of the outstanding Voting Stock as of the Record Date, has informed the Company of its intention to vote its shares of Common Stock FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement and FOR ratification of the selection of Ernst & Young LLP as the Company's auditors. Accordingly, the affirmative vote of PVI Acquisition is sufficient, without the concurring vote of any other stockholder of the Company, to constitute a quorum, elect the director nominees and approve the other proposal being voted upon. PVI Acquisition is wholly owned by M & F Worldwide Corp ("M & F Worldwide"), a publicly- traded corporation listed on the New York Stock Exchange under the ticker symbol "MFW". Ronald O. Perelman, Chairman of the Board of the Company, beneficially owns, through intermediate holding companies, 56.66% of the voting stock of M & F Worldwide.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         The individuals identified below as nominees will be elected at the Annual Meeting to serve until the next succeeding Annual Meeting of stockholders and until their successors are duly elected and shall have qualified. All of the nominees listed herein are currently members of the Board of Directors and, except as herein stated, the proxies solicited hereby will be voted FOR the election of the nominees listed herein. All nominees, if elected, are expected to serve until the next succeeding Annual Meeting. Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the vote, abstentions from voting on the election of directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

         The Board of Directors has been informed that the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED HEREIN FOR DIRECTOR.

DIRECTORS OF THE COMPANY

         The name, age (as of March 29, 2002), principal occupation, selected biographical information and period of service as a director of the Company of each director of the Company is set forth hereafter.

         RONALD O. PERELMAN (59) has been Chairman of the Board of Directors and a director of the Company since 1998 and has been Chairman of the Board of Directors and Chief Executive Officer of Mafco Holdings Inc. ("Mafco Holdings") and MacAndrews & Forbes Holdings Inc. (together with Mafco Holdings, "MacAndrews & Forbes"), diversified holding companies, and various affiliates since 1980. Mr. Perelman also is Chairman of the Executive Committee of the Board of M & F Worldwide and Chairman of the Board of Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon"). Mr. Perelman is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"): Golden State Bancorp Inc., Golden State Holdings Inc., M & F Worldwide, Revlon Products, Revlon, and REV Holdings Inc.

         PHILIP E. BEEKMAN (70) has been a director of the Corporation since 2001. Mr. Beekman has been President of Owl Hollow Enterprises for more than the past five years. From 1986 to 1994 Mr. Beekman was Chairman of the Board and Chief Executive Officer of Hook-SupeRx, Inc., from 1977 to 1986 he was President and Chief Operating Officer of Seagram Company Limited and from 1973 to 1976 he was President of Colgate Palmolive Co. International. Mr. Beekman also is a director of the following corporations which file reports pursuant to the Exchange Act: The General Chemical Group Inc., The Kendle Company, Linens 'N Things Inc. and Sunbeam Corporation.

         DONALD G. DRAPKIN (54) has been a Director of the Company since 2000. Mr. Drapkin has been a Director and Vice Chairman of MacAndrews & Forbes and various of its affiliates since 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom in New York for more than five years. Mr. Drapkin also is a director of the following corporations which file reports pursuant to the Exchange Act:
Anthracite Capital, Inc., BlackRock Asset Investors, The Molson Companies Limited, Playboy.com, Inc., Playboy Enterprises, Inc., Revlon Products, Revlon, SIGA Technologies, Inc. and The Warnaco Group, Inc.

         JOHN S. FARRAND (57) has been the President and Chief Executive Officer of the Company since 1999 and was President and Chief Operating Officer of the Company from 1985 to 1998. He has been a director of the Company since 1996. From 1980 to 1985, Mr. Farrand was employed by Warner Communications Inc. in several senior executive positions. He was President of its Atari Coin-Operated Games Division and subsequently was appointed President and Chief Operating Officer of Atari Holdings, Inc. Prior to 1980, Mr. Farrand spent 14 years with Music Hire Group Limited, a U.K. company specializing in coin-operated music systems (juke boxes), and from 1973 to 1980 served as Managing Director. Mr. Farrand is a member of the Academy of Motion Picture Arts and Sciences, a member of the Society of Motion Picture and Television Engineers and an associate member of the American Society of Cinematographers.

         EDWARD GREBOW (52) has been a director of the Company since 2000. Mr. Grebow has been Deputy President of Sony Electronics Inc. since April 2000 and President of Sony's Broadcast and Professional Company since July 1999. Prior to joining Sony Electronics Inc., Mr. Grebow was President and Chief Executive Officer of Chyron Corporation, a leading manufacturer of broadcast graphics, routing and automation systems. Prior to 1997, Mr. Grebow was President of TELE-TV Systems (a new media joint venture of Bell Atlantic, Pacific Telesis Group and Nynex) for two years, an Executive Vice President of CBS Inc. (broadcasting) for seven years and held various management positions at Morgan Guaranty Trust Company and The Bowery Savings Bank for more than 15 years.

         JAMES R. MAHER (52) has been a director of the Company since 1998. Mr. Maher has been a partner of Park Avenue Equity Management since 2001. Mr. Maher held executive positions with MacAndrews & Forbes and various affiliates from 1995 through 2000. He was Chairman of the Board of Laboratory Corporation of America Holdings ("Lab Corp"), a clinical laboratory company, from 1995 to 1996 and was President and Chief Executive Officer of National Health Laboratories Holdings Inc., a clinical laboratory company and a predecessor to Lab Corp, from 1992 to 1995. Mr. Maher was Vice Chairman of First Boston Corporation, an investment bank, from 1990 to 1992 and a Managing Director of First Boston Corporation from 1982 to 1990.

         MARTIN D. PAYSON (66) has been a director of the Company since 1996. He was Vice Chairman and a director of Time Warner Inc., an entertainment company, from 1990 through 1992 when he retired. Prior to 1990, Mr. Payson was a member of the Office of the President and General Counsel of Warner Communications Inc. Mr. Payson is a director of the following corporations which file reports pursuant to the Exchange Act: Classic Communications, Inc. and Delta Financial Corp.

         KENNETH ZIFFREN (61) has been a director of the Company since 1998 and has been a partner in the law firm of Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie & Stiffelman LLP since 1979. Mr. Ziffren is a director of the following corporation which files reports pursuant to the Exchange Act: City National Corp.

BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors has an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"); it does not have a Nominating Committee.

         The Executive Committee consists of Messrs. Perelman, Drapkin and Farrand. The Executive Committee may exercise all of the powers and authority of the Board of Directors, except as otherwise provided under the Delaware General Corporation Law. The Audit Committee, consisting of Messrs. Beekman, Payson and Ziffren, makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. The Compensation Committee, consisting of Messrs. Drapkin, Payson and Ziffren, makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key managerial employees of the Company. The Compensation Committee considers and grants awards of options to purchase shares of Common Stock pursuant to the Company's stock option plans as from time to time in effect and approves participation in the Executive Incentive Compensation Plan.

         During 2001, the Board of Directors held three meetings and acted twice by unanimous written consent, the Audit Committee held six meetings and the Compensation Committee held two meetings. During 2001, the Executive Committee acted once by unanimous written consent.

COMPENSATION OF DIRECTORS

         Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual $20,000 retainer fee, payable in quarterly installments, plus reasonable out-of-pocket expenses and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

EXECUTIVE OFFICERS

         The following table sets forth as of the date hereof the executive officers of the Company.

      NAME                              POSITION

      John S. Farrand       President and Chief Executive Officer
      Barry F. Schwartz     Executive Vice President and General Counsel
      Scott L. Seybold      Executive Vice President and Chief Financial Officer

         For biographical information about Mr. Farrand, see "Directors of the Company."

         BARRY F. SCHWARTZ has been Executive Vice President and General Counsel of the Company since 1998. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various affiliates since 1993 and was Senior Vice President from 1989 to 1992.

         SCOTT L. SEYBOLD has been Executive Vice President and Chief Financial Officer of the Company since 1999. Immediately prior to joining the Company, Mr. Seybold was Director, Corporate Planning for Harman International, Inc. From 1981 to 1994, he held various financial management positions with Allergan, Inc. and Smith International, Inc.

EXECUTIVE COMPENSATION

         The compensation paid by the Company for services during each of the three years ended December 31, 1999, 2000 and 2001 to its Chief Executive Officer and each of the Company's other most highly compensated executive officers was as follows:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-
                                                                                          TERM
                                                                                      COMPENSATION
                                                    ANNUAL COMPENSATION                  AWARDS
                                       -----------------------------------------------------------------------------
                                                                                        Number of
                                                                                       Securities
                                                                                       Underlying         All
                                                                            Other       Options/         Other
Name and                                                                Annual Com-       SARs          Compen-
Principal Position               Year    Salary ($)(a)    Bonus ($)(b)  pensation ($)      (#)       sation ($)(c)
------------------               ----    -------------    ------------  -------------      ---       -------------
John S. Farrand                  2001      1,000,000            0             0             0           149,738
President and Chief Executive    2000        900,000         810,600          0          100,000         33,984
Officer                          1999        800,000         706,000          0          200,000         28,411

Scott L. Seybold                 2001        279,400            0             0             0            40,064
Executive Vice President and     2000        243,058         213,900          0           30,000         31,911
Chief Financial Officer          1999        116,615          55,000          0           20,000         15,885

----------------------

(a) Includes salary paid or accrued during year indicated. Mr. Schwartz receives no compensation, directly or indirectly, from the Company.

(b) Includes bonus accrued during the applicable year. Bonuses are paid pursuant to the Executive Incentive Compensation Plan.

(c) The amounts reported consists of matching 401(k) contributions, life insurance premiums, proceeds from a vacation buyback program and premiums and reimbursements under the Company's health insurance program.

STOCK OPTION TRANSACTIONS IN 2001

         There were no stock options granted in 2001 to executive officers named in the Summary Compensation Table.

AGGREGATED OPTION/SAR EXERCISES IN 2001 AND YEAR END 2001 OPTION/SAR VALUES

         The following table shows, for 2001, the number of stock options exercised and the 2001 year-end value of unexercised stock options held by the executive officers named in the Summary Compensation Table:

                                                                         Number of Shares
                                                                            Underlying              Value of Unexercised
                                                                           Unexercised                  In-the-Money
                                                                         Options/SARs at            Options/SARs at Year
                           Shares Acquired on          Value                 Year End                       End
               Name            Exercise (#)         Realized ($)     Exercisable/Unexercisable    Exercisable/Unexercisable
               ----            ------------         ------------     -------------------------    -------------------------
        John S. Farrand             0                    0                266,667/33,333                  0/0
        Scott L. Seybold            0                    0                 40,000/10,000                  0/0

                            REPORT OF AUDIT COMMITTEE

         The Audit Committee is comprised of Messrs. Beekman, Payson and Ziffren, who are "independent" as such term is defined in the relevant portion of the New York Stock Exchange's listing standards. The overall responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board. The Committee has the responsibility to evaluate the independent auditors and, if appropriate, recommend to the Board their replacement. The Committee must discuss with the auditors the scope and plan for the audit, and with both the auditors and management the adequacy and effectiveness of the Company's financial and accounting controls. The Committee also reviews with both management and the auditors the Company's quarterly and annual financial statements; it passes upon the quality of accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (the "ISB"). The ISB was created jointly by the Securities and Exchange Commission (the "SEC") and the American Institute of Certified Public Accountants as the standards-setting body to provide leadership in improving independence requirements for auditors from their audit clients.

         The Committee discussed with the Company's independent auditors the overall scope and plans for their audit of the Company's financial statements. It met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Committee also considered whether any non-audit services provided to the Company by Ernst & Young LLP were compatible with maintaining the auditors' independence from management and the Company.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended 2001 for filing with the SEC.

                                              The Audit Committee

                                              Martin D. Payson, Chairman
                                              Philip E. Beekman
                                              Kenneth Ziffren

                     COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is comprised of Messrs. Drapkin, Payson and Ziffren. The Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees. In accordance with rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the other most highly compensated executive officers.

         COMPENSATION PHILOSOPHY. The Company's compensation program is designed to attract, reward and retain highly qualified executives and to encourage the achievement of business objectives and superior corporate performance. The program seeks to assure the Board of Directors and stockholders that (1) the achievement of the overall goals and objectives of the Company can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program and (2) the total compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and other regulatory requirements.

         The Company's executive compensation program consists of two key elements: (1) an annual compensation component composed of base salary and bonus, and (2) a long-term compensation component composed of equity-based awards pursuant to the Company's stock option plans as from time to time in effect.

         ANNUAL COMPENSATION. Base salaries are determined by considering the responsibilities associated with the position being evaluated and the individual's overall level of experience. In addition, the compensation of the Chief Executive Officer determined by the Compensation Committee was subject to the terms of Mr. Farrand's employment agreement. Annual salary adjustments will be determined by giving consideration to the Company's performance and the individual's contribution to that performance.

         Bonuses are paid pursuant to the Executive Incentive Compensation Plan, in which the Chief Executive Officer and other employees selected by the Compensation Committee are eligible to participate. The plan allows participants to earn bonuses up to a stated percentage of their base salary. The bonuses are paid in part based on the Company's achievement of operating results, and in part based on achievement of individual goals established for the participant.

         LONG-TERM COMPENSATION. In order to align stockholder and executive officer interests, the long-term component of the Company's executive compensation program utilizes equity-based awards whose value is directly related to the value of the Common Stock. These equity-based awards are granted by the Compensation Committee pursuant to the Company's stock option plans as from time to time in effect. Individuals to whom equity-based awards are to be granted and the amount of Common Stock related to equity-based awards are determined solely at the discretion of the Compensation Committee. Because individual equity-based award levels are based on a subjective evaluation of each individual's overall past and expected future contribution, no specific formula is used to determine such awards for any executive.

         CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Farrand has served as President and Chief Executive Officer of the Company since January 1, 1999 and from 1985 until that date served as President and Chief Operating Officer. Mr. Farrand's compensation, which is set forth in his employment agreement, was determined to be appropriate in accordance with the compensation philosophy set forth above and the guidelines of the Compensation Committee. Accordingly, Mr. Farrand was paid a base salary of $1,000,000 in 2001. He did not earn a bonus on account of service to the Company in 2001 pursuant to the formula set forth in the Executive Incentive Compensation Plan.

         The Compensation Committee believes that Mr. Farrand's compensation is appropriate in light of the experience and leadership he brings to the position, including his 16 years of service with the Company and knowledge of the emerging digital image capture, editing, storage and projection technologies. The Committee also believes Mr. Farrand's compensation to be appropriate considering compensation levels of chief executive officers of comparable companies including, but not limited to, companies with emerging technologies and those with which the Company competes for executive talent. No specific weight is given by the Compensation Committee to any of the foregoing factors.

         TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the tax deductibility of compensation in excess of $1 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m). The Company's general policy is to structure its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. All compensation realized on the exercise of stock options granted pursuant to the Company's stock option plans as from time to time in effect is intended to be exempt from the application of Section 162(m). While the Company currently intends to pursue a strategy of maximizing deductibility of senior management compensation, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of the Company and its stockholders, which may be based on considerations in addition to Section 162(m).

                                     The Compensation and Stock Option Committee

                                     Donald G. Drapkin, Chairman
                                     Martin D. Payson
                                     Kenneth Ziffren

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Drapkin, Payson and Ziffren, none of whom is an officer or employee of the Company or any of its subsidiaries.

EMPLOYMENT ARRANGEMENTS

         Mr. Farrand has an employment agreement with the Company which provides for his employment as President and Chief Executive Officer for a stated term commencing January 1, 1999 and ending December 31, 2001. The Company may give notice of non-renewal at any time on or after December 31, 1999 and the term of employment will end 24 months after the last day of the month in which such notice is given. The agreement provides for a base salary of not less than $800,000 in 1999, $900,000 in 2000 and $1,000,000 in 2001 and thereafter. The agreement also provides for participation by Mr. Farrand in the Executive Incentive Compensation Plan. In the event of Mr. Farrand's death, or termination of his employment agreement by the Company as a consequence of his being disabled and unable to perform his duties for more than six months, the agreement terminates except that Mr. Farrand's estate in the case of death or Mr. Farrand in the case of disability will continue to receive 60% of base salary for the balance of the term or 24 months, whichever is longer. If the Company terminates Mr. Farrand's employment other than for disability or cause (as defined in the agreement) or if Mr. Farrand quits as a consequence of a material breach of the agreement by the Company, for the balance of the term or 24 months, whichever is longer, Mr. Farrand will continue to receive base salary, incentive compensation prorated to the date of termination and at a rate equal to 50% of Base Salary thereafter, and fringe benefits, subject, however, to a duty on his part to mitigate damages by seeking other employment. If the Company terminates Mr. Farrand's employment for cause, or as a result of his materially breaching the agreement, the agreement provides that Mr. Farrand is to be paid through the date of termination only.

         Mr. Seybold has an employment agreement with the Company which provides that if at any time his employment with Panavision is terminated by the Company other than for cause, death or disability, he will be entitled to a lump sum severance payment equal to the greater of (i) $200,000 or (ii) his annual base salary in effect at that time. Mr. Seybold also participates in the Executive Incentive Compensation Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and The New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

         Based solely on the Company's review of the copies of such forms it has received and representations from certain reporting persons that they were not required to file Forms 3, 4 or 5 for a specified fiscal year, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2001.

COMMON STOCK PERFORMANCE

         The graph and table set forth below present a comparison of cumulative shareholder return from December 31, 1996 through December 31, 2001, assuming reinvestment of dividends by an investor who invested $100 on December 31, 1996 in each of (i) the Common Stock, (ii) the S&P 500 Composite Index (the "S&P 500 Index") and (iii) the Russell 2000 Index.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                     COMPANY COMMON STOCK, THE S&P 500 INDEX
                           AND THE RUSSELL 2000 INDEX


Value of Initial $100 Investment   12/31/96  12/31/97   12/31/98 12/31/99   12/31/00  12/31/01
--------------------------------   --------  --------   -------- --------   --------  --------
Panavision Inc.                     $100.00  $124.40    $59.64     $22.59    $13.25     $22.17
S & P 500 Index                     $100.00  $133.36   $171.48    $207.56   $188.66    $166.24
Russell 2000 Index                  $100.00  $122.36   $119.25    $144.60   $140.23    $143.71

               PROPOSAL 2 - RATIFICATION OF SELECTION OF AUDITORS

         The Audit Committee has selected, subject to ratification by the stockholders, Ernst & Young LLP to audit the accounts of the Company for the fiscal year ending December 31, 2002.

         The ratification of the selection of Ernst & Young LLP will require the affirmative vote of the holders of a majority of the outstanding shares of Voting Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the ratification of the auditors (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

         Ernst & Young LLP representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         AUDIT FEES. The aggregate fees billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company's 2001 financial statements and reviews of the financial statements included in the Company's Forms 10-Q for 2001 were $663,000.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The aggregate fees billed to the Company by Ernst & Young LLP for professional services rendered in 2001 for financial information systems design and implementation were $-0-.

         ALL OTHER FEES. The aggregate fees billed to the Company by Ernst & Young LLP for all other services rendered in 2001 to the Company were $432,000 including audit related services of $61,000 and tax related services of $371,000. Audit related services generally include fees for certain statutory and employee benefit plan audits and accounting consultations.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2002.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

         The following table sets forth as of March 25, 2002 the total number of shares of Common Stock and Preferred Stock beneficially owned, and the percent so owned, by each director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Preferred Stock, by the officers named in the summary compensation table and by all directors and officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock or

Preferred Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                         Amount and Nature of       Percent of
                                       Beneficial Ownership (a)    Voting Stock

PVI Acquisition Corp.                          7,320,225(c)          72.11%
35 East 62nd Street                            1,381,690(b)(c)       13.61%
New York, NY  10021

Sony Corporation                               1,428,600             14.07%(d)
Sony Electronics Inc.
  1 Sony Drive
  Park Ridge, NJ  07656

Philip E. Beekman                                      0              *
Donald G. Drapkin                                      0              *
John S. Farrand                                  333,412              3.28%
Edward Grebow                                     12,500              *
James R. Maher                                   200,000              1.97%
Martin D. Payson                                   5,000              *
Ronald O. Perelman                               200,000              1.97%
Scott L. Seybold                                  50,000              *
Kenneth Ziffren                                        0              *
All directors and executive officers           9,502,827             93.61%
  as a group (9 persons)(e)

*      Less than 1%.

(a) Includes Common Stock, Preferred Stock and warrants or options on Common Stock exercisable within 60 days. Of the shares shown for the Sony entities, 714,300 are subject to issuance under a presently exercisable warrant. Of the shares shown for each individual listed, the following amounts represent options exercisable within 60 days: Mr. Perelman - 200,000, Mr. Farrand - 300,000, Mr. Maher - 200,000, Mr. Seybold -
       50,000.

(b)    Preferred Stock.

(c) The shares so owned and shares of intermediate holding companies are or may from time to time be pledged to secure obligations of M & F Worldwide or its affiliates. PVI Acquisition is a wholly-owned subsidiary of M & F Worldwide, 56.66% of the voting stock of which is beneficially owned by Ronald O. Perelman

(d)    Represents 16.29% of Common Stock outstanding.

(e) Includes Mr. Perelman's beneficial ownership through M & F Worldwide and PVI Acquisition.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         PANAVISION ACQUISITION. Pursuant to a Stock Purchase Agreement dated as of April 19, 2001, M & F Worldwide purchased (the "Panavision Acquisition") 7,320,225 shares of the Company's Common stock held by PX Holding Corporation ("PX Holding"), an indirect wholly-owned subsidiary of Mafco Holdings.

     At the closing of the Panavision Acquisition, Ronald O. Perelman, the sole owner of Mafco Holdings, delivered a letter to M & F Worldwide in which Mr. Perelman agreed that, if M & F Worldwide determines in its good faith reasonable judgment that the Company is unable to make required payments of principal or interest under its existing bank credit facilities dated as of June 4, 1998, as amended through the Third Amendment dated as of March 15, 2002 (the "Existing Credit Agreement") or its 9-5/8% Senior Subordinated Discount Notes due 2006 (the "Existing Notes"), he or corporations under his control will provide such financial support to M & F Worldwide as may be required by the Company in connection with such payments of principal and interest. The financial support from Mr. Perelman will be in such amount as M & F Worldwide determines. However, there can be no assurance that M & F Worldwide will make such determination or if such determination is made, whether such determination will be adequate and timely in order to meet the Company's needs, if such needs arise. Any investment by M & F Worldwide in the Company of proceeds M & F Worldwide receives from Mr. Perelman would be on terms to be agreed between M & F Worldwide and the Company. In satisfaction of the obligation of M & F Worldwide under another agreement entered into contemporaneously with the closing of the M&F Purchase, Mafco Holdings and M & F Worldwide entered into a letter agreement, and M & F Worldwide and the Company entered into a letter agreement, both dated as of December 21, 2001, pursuant to which M & F Worldwide purchased from PX Holding $22.0 million principal amount of Existing Notes for an aggregate purchase price of $8.14 million, and M & F Worldwide delivered to the Company an aggregate of $24.5 million principal amount of Existing Notes in exchange for 1,381,690 shares of Preferred Stock.

         REGISTRATION RIGHTS AGREEMENT. The Company and M & F Worldwide are parties to a Registration Rights Agreement originally between the Company and PX Holding dated as of June 5, 1998, as amended by letter dated December 21, 2001 (the "Registration Rights Agreement") and assigned to M & F Worldwide on April 19, 2001 in connection with the Panavision Acquisition pursuant to which M & F Worldwide and certain transferees of Common Stock and Preferred Stock (collectively, "Registrable Shares") held by M & F Worldwide (the "Holders") have the right to require the Company to register all or part of the Registrable Shares owned by such Holders under the Securities Act of 1933 (a "Demand Registration"). The Company may postpone giving effect to a Demand Registration for up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. In addition, the Holders will have the right to participate in registrations by the Company of its equity securities (an "Incidental Registration") subject, however, to certain rights in favor of the Company to reduce, or eliminate entirely, the number of Registrable Shares the Holders may have registered in an Incidental Registration. The Company will pay all out-of-pocket expenses incurred in connection with a Demand Registration or an Incidental Registration, except for underwriting discounts, commissions and related expenses attributable to the Registrable Shares sold by such Holders.

          M & F WORLDWIDE TAX SHARING AGREEMENT. Since the closing of the Panavision Acquisition on April 19, 2001, the Company, for federal income tax purposes, has been included in the affiliated group of which M & F Worldwide is the common parent, and the Company's federal taxable income and loss will be included in such group's consolidated tax return filed by M & F Worldwide. The Company also may be included in certain state and local tax returns of M & F Worldwide or its subsidiaries. As of April 19, 2001, the Company and M & F Worldwide entered into a tax sharing agreement (the "M & F Worldwide Tax Sharing Agreement"), pursuant to which the M & F Worldwide has agreed to indemnify the Company against federal, state or local income tax liabilities of the consolidated or combined group of which M & F Worldwide (or a subsidiary of M & F Worldwide other than the Company or its subsidiaries) is the common parent for taxable periods beginning on or after April 19, 2001 during which the Company or a subsidiary of the Company is a member of such group. Pursuant to the M & F Worldwide Tax Sharing Agreement, for all taxable periods beginning on or after April 19, 2001, the Company will pay to M & F Worldwide amounts equal to the taxes that the Company would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to the Company), except that the Company will not be entitled to carry back any losses to taxable periods ending prior to April 19, 2001. Since the payments to be made under the M & F Worldwide Tax Sharing Agreement will be determined by the amount of taxes that the Company would otherwise have to pay if it were to file separate federal, state and local income tax returns, the M & F Worldwide Tax Sharing Agreement will benefit M & F Worldwide to the extent M & F Worldwide can offset the taxable income generated by the Company against losses and tax credits generated by M & F Worldwide and its other subsidiaries. To the extent that the Company has losses for tax purposes, the M & F Worldwide Tax Sharing Agreement permits the Company to carry those losses back to April 19, 2001 and forward for so long as the Company is included in the affiliated group of which M & F Worldwide is the common parent (in both cases, subject to federal, state and local rules on limitation and expiration of net operating losses) to reduce the amount of the payments the Company otherwise would be required to make to M & F Worldwide in years in which it has current income for tax purposes.

         MAFCO HOLDINGS TAX SHARING AGREEMENT. For the period from February 1, 1999 through April 19, 2001, the Company, for federal income tax purposes, was included in the affiliated group of which Mafco Holdings is the common parent, and for such period the Company's federal taxable income and loss was included in such group's consolidated tax return filed by Mafco Holdings. As of February 1, 1999, the Company and certain of its subsidiaries and Mafco Holdings entered into a tax sharing agreement (the "Mafco Holdings Tax Sharing Agreement") containing terms and conditions substantially the same as those in the M & F Worldwide Tax Sharing Agreement. The Mafco Holdings Tax Sharing Agreement governed tax matters between the Company and Mafco Holdings for the period from February 1, 1999 through April 19, 2001 and continues in effect as to post Mafco Holdings consolidation matters such as audit adjustments and indemnities.

         EFILM ACQUISITION. In July 2001, M & F Worldwide purchased all of the issued and outstanding shares of Las Palmas Productions, Inc. ("Las Palmas"), which runs EFILM. As a result, Las Palmas became a wholly-owned subsidiary of M & F Worldwide. The consideration paid by M & F Worldwide at closing consisted of $5.4 million to the selling shareholders and $600,000 to Las Palmas. M & F Worldwide also agreed to make an additional payment to the selling shareholders based on the EBITDA of EFILM (with a guaranteed minimum of $1.5 million). Las Palmas entered into a series of transactions with the Company to provide it substantially all of the benefits of, and obligate it with respect to, EFILM. Specifically, Las Palmas (i) subleased the real estate used in the business to the Company, (ii) leased the property and equipment used in the business to the Company on a month-to-month basis, (iii) seconded all of Las Palmas employees to the Company until July 2, 2008 or such later date mutually agreed upon, and (iv) granted a worldwide, nonexclusive license to certain technology and intellectual property to be used solely in connection with servicing customers to the Company until July 2, 2008, which agreement automatically renews for successive one year terms unless prior written notice is provided by a party, (collectively, the "EFILM Agreements"). In addition to monthly payments, the EFILM Agreements require that Panavision pay M & F Worldwide a one-time cash payment equal to the greater of (a) 90% of the average annual EBITDA (as defined in the EFILM Agreements) of the EFILM business over a two-year Incentive Period (as defined in the EFILM Agreements) or (b) $1.5 million, such payment to occur no earlier than 2004 and no later than 2007. M & F Worldwide has agreed to sell to the Company all of the issued and outstanding shares of Las Palmas. The Company has agreed to purchase these shares, for a purchase price of $6.7 million, subject to the consummation of a refinancing of its Existing Credit Agreement.

         PURCHASE OF EXISTING NOTES. M & F Worldwide has agreed to contribute $37.7 million principal amount of Panavision's Existing Notes to the Company in exchange for shares of preferred stock of the Company. The Company has agreed to purchase $24.8 million principal amount (including $11.4 million principal amount held by M & F Worldwide) of Panavision's Existing Notes held by its affiliates for $9.92 million cash. These purchases by the Company are subject to the consummation of a refinancing of its Existing Credit Agreement.

                             ADDITIONAL INFORMATION

         The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367. Each such request must set forth a good faith representation that, as of the Record Date, March 25, 2002, the person making the request was a beneficial owner of Common Stock entitled to vote.

                              STOCKHOLDER PROPOSALS

         Under Rule 14a-8 of the SEC as currently in effect, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of stockholders to be held in 2003 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such Common Stock through the date of the 2003 meeting) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting under Rule 14a-8 must be received by the Secretary, Panavision Inc., 6219 De Soto Avenue, Woodland Hills, California 91367, not later than November 30, 2002. In order for proposals of stockholders made outside of Rule 14a-8 to be considered "timely" within the meaning of rule 14a-4(c) such proposals must be received by the Secretary at the above address by March 17, 2003. The Company's By-Laws require that proposals of stockholders made outside of Rule 14a-8 must be submitted, in accordance with the requirements of the By-laws, not later than March 17, 2003 and not earlier than February 15, 2003.

                                 OTHER BUSINESS

         The Company knows of no other matters which may come before the annual meeting. However, if any such matters properly come before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

April 8, 2002
                                 BY ORDER OF THE BOARD OF DIRECTORS

                                               PANAVISION INC.

                                PANAVISION INC.

             PROXY - ANNUAL MEETING OF STOCKHOLDERS - MAY 16, 2002 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder hereby appoints Glenn P. Dickes, Barry F. Schwartz and Scott L. Seybold, and each of them, as proxies for the undersigned each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this proxy, all of the shares of the common stock of Panavision Inc. (the "Company") that the undersigned may be entitled to vote at the annual meeting of stockholders to be held on May 16, 2002 and at any adjournment or postponement thereof.

     The undersigned stockholder hereby revokes any proxy heretofore given to vote at said meeting and any adjournment thereof. Receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying said Notice, and the Annual Report to Stockholders for the fiscal year ended December 31, 2001 hereby is acknowledged.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED AS DIRECTORS BY THE BOARD OF DIRECTORS AND FOR PROPOSAL 2 DESCRIBED ON THE REVERSE SIDE OF THIS PROXY. IF ANY FURTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, IT IS THE INTENTION OF THE PERSONS NAMED ABOVE TO VOTE SUCH PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.




--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL              Please mark
NOMINEES LISTED BELOW AND FOR PROPOSAL 2.                    your votes as  [X]
                                                              indicated in
                                                             this example.


1. ELECTION OF DIRECTORS                                                                                 FOR    AGAINST    ABSTAIN
     FOR all nominees             WITHHOLD            2. Proposal to ratify the selection of Ernst &     [ ]       [ ]        [ ]
       listed below              AUTHORITY               Young LLP as the Company's independent
    (except as marked     to vote for all nominees       auditors for 2002.
     to the contrary)           listed below
                                                      3. In their discretion, the proxies are authorized to vote upon such other
          [ ]                       [ ]                  business as may properly come before the meeting or any adjournment or postponement thereof.

Instruction: To withhold authority to vote for any individual nominee, strike a line through the name(s) of the nominee(s) in the list below.

Ronald O. Perelman, Philip E. Beekman, Donald G.                                Please sign exactly as the name or names appear on
Drapkin, John S. Farrand, Edward Grebow, James R.                               the proxy. When shares are held by joint tenants
Maher, Martin D. Payson, Kenneth Ziffren                                        both should sign. When signing as attorney,
                                                                                executor, administrator, trustee or guardian,
                                                                                please give your full title as such. If a
                                                                                corporation please sign in full corporate name by
                                                                                the President or another authorized officer. If a
                                                                                partnership, please sign in partnership name by
                                                                                authorized person.


SIGNATURE                       SIGNATURE                    DATED        , 2002
          --------------------            ------------------       ------

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK INSIDE THE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^



                                 [SEE OVER!]